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Exhibit 23.3

EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT
OF ARTHUR ANDERSEN LLP

        On July 17, 2002, iParty Corp. (the "Company") announced that it had appointed Ernst & Young LLP to replace Arthur Andersen LLP as its independent public accountants. Subsequent to that date, Arthur Andersen LLP has ceased operations. As a result, iParty Corp. has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into the Registration Statements of its audit report with respect to the Company's financial statements as of December 29, 2001 and December 30, 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to omit Arthur Andersen LLP's updated written consent from this filing, and permits us to incorporate by reference the financial statements, supplementary data and financial statement schedule included herein into present and future registration statements, without the written consent of Arthur Andersen LLP.

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        As noted above, Arthur Andersen LLP has not consented to the incorporation by reference of its audit reports in this filing. While the extent of any resulting limitations on recovery is unclear, Arthur Andersen LLP may not be liable under Section 11(a) of the Securities Act because it has not consented to being named as an expert in any present or future registration statement into which this Form S-8 may be incorporated by reference or the lack of a currently dated consent could limit the time in which any such liability could be asserted. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company's officers and directors, may still rely on Arthur Andersen LLP's audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.

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  Exhibit 23.3
EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF ARTHUR ANDERSEN LLP